As filed with the Securities and Exchange Commission on December 6, 1996

                                                Registration No. 333-16255


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             PG&E PARENT CO., INC.
             (Exact name of registrant as specified in its charter)

          California                                 94-3234914
 (State or other jurisdiction                     (I.R.S. employer
of incorporation or organization)              identification number)

                       77 Beale Street, P.O. Box 770000,
                        San Francisco, California 94177
                                 (415) 973-7000
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                           Bruce R. Worthington, Esq.

                       77 Beale Street, P.O. Box 770000,
                        San Francisco, California 94177

                                 (415) 973-2078
               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                              Leslie P. Jay, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                               400 Sansome Street
                        San Francisco, California 94111

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     As permitted by Rule 429, Registration Statement No. 33-54469 also relates to the shares of PG&E Corporation Common Stock that are described in the Prospectus which is part of this Registration Statement.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

            ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT


Effective January 1, 1997, PG&E Parent Co., Inc. (the "Company") will become the successor issuer to the Common Stock of Pacific Gas and Electric Company ("PG&E"). On that date, the Company will become the parent corporation of PG&E and the issued and outstanding shares of PG&E's Common Stock will be exchanged, on a share-for-share basis, for the Common Stock of the Company. (The Company will be renamed PG&E Corporation effective December 19, 1996.) This Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-16255) is filed pursuant to Rule 414(d) under the Securities Act of 1933 (the "1933 Act"). The Company expressly adopts such Registration Statement as its own for all purposes of the 1933 Act and the Securities Exchange Act of 1934.

                                   PROSPECTUS


                    [Logo of PG&E Corporation appears here]

                                PG&E CORPORATION
                                ----------------



                                    DIVIDEND
                                  REINVESTMENT
                                      PLAN



                                JANUARY 1, 1997

                               TABLE OF CONTENTS

                                                       Page
                                                       ----
AVAILABLE INFORMATION................................    7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......    7

THE COMPANY..........................................    8

DIVIDEND REINVESTMENT PLAN...........................    8
  Purpose and Advantages.............................    9
  Agreement..........................................    9
  Administration.....................................    9
  Participation......................................   10
  Enrollment.........................................   10
  Investment Date....................................   12
  Purchases and Price of Shares......................   12
  Investment Information Furnished to Participants...   13
  Custody of Shares..................................   13
  Termination of Plan Participation..................   14
  Rejoining the Plan.................................   16
  Costs..............................................   16
  Federal Income Tax Consequences....................   16
  Other Information..................................   17

USE OF PROCEEDS......................................   18

DESCRIPTION OF CAPITAL STOCK.........................   18

EXPERTS..............................................   20

LEGAL OPINIONS.......................................   20


                                PG&E CORPORATION


                           DIVIDEND REINVESTMENT PLAN


                              ___________________



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ___________________


          THIS PROSPECTUS COVERS 10,000,000 ADDITIONAL SHARES OF PG&E CORPORATION COMMON STOCK REGISTERED IN JANUARY 1997, TOGETHER WITH THE REMAINING SHARES TO BE ISSUED PURSUANT TO REGISTRATION STATEMENT NO. 33-54469 WHICH HAS BEEN ASSUMED BY PG&E CORPORATION AS THE SUCCESSOR ISSUER.

                              ___________________


                THE DATE OF THIS PROSPECTUS IS JANUARY 1, 1997.

                             AVAILABLE INFORMATION

          PG&E Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Pacific Gas and Electric Company has been and continues to be subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and the public reference facilities in the New York Regional Office, 7 World Trade Center, New York, New York, and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such material can be inspected at the New York, American and Pacific Stock Exchanges.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by PG&E Corporation and/or Pacific Gas and Electric Company with the Commission are incorporated by reference in this
Prospectus:

          1. Pacific Gas and Electric Company's annual report on Form 10-K for the year ended December 31, 1995.

          2. Pacific Gas and Electric Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

          3. Pacific Gas and Electric Company's current reports on Form 8-K dated January 18, 1996, February 21, 1996, April 18, 1996, July 19, 1996, August 2, 1996, August 21, 1996, September 9, 1996,
               October 16, 1996 and November 22, 1996.

          All documents filed by PG&E Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of common stock hereunder shall be deemed to be incorporated by reference in this Prospectus.

          PG&E CORPORATION HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS

PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMATION THAT THIS PROSPECTUS INCORPORATES. REQUESTS SHOULD BE DIRECTED TO DAVID M. KELLY, TRANSFER AGENT, PACIFIC GAS AND ELECTRIC COMPANY, SHAREHOLDER SERVICES, MAIL CODE B26B, P.O. BOX 770000, SAN FRANCISCO, CALIFORNIA 94177-0001 (TELEPHONE: 1-800-367-7731).

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PG&E CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                  THE COMPANY

          PG&E Corporation, a California corporation incorporated in 1995, is the holding company of Pacific Gas and Electric Company and certain other companies engaged principally in energy related businesses. Pacific Gas and Electric Company is an operating public utility engaged principally in the business of supplying electric and gas service throughout most of northern and central California. Pacific Gas and Electric Company was incorporated in California in 1905. PG&E Corporation's principal executive office is located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and its telephone number is 1-415-973-7000.

       Pursuant to an Agreement of Merger between PG&E Corporation and Pacific Gas and Electric Company, PG&E Corporation became the parent company of Pacific Gas and Electric Company effective January 1, 1997. As part of this restructuring, the outstanding common stock of Pacific Gas and Electric Company was automatically converted on a share-for-share basis into common stock of PG&E Corporation (the "Merger"). As a result of the Merger, the Pacific Gas and Electric Company Dividend Reinvestment Plan has been assumed by PG&E Corporation.


                           DIVIDEND REINVESTMENT PLAN

          The Dividend Reinvestment Plan (the "Plan") consists of the following questions and answers. For additional information concerning the Plan, you may telephone the Shareholder Services Department at the number shown under Question 3 below.

PURPOSE AND ADVANTAGES

1.   What is the purpose of the Plan?

          The purpose of the Plan is to provide holders of PG&E Corporation's common and/or preferred stock and holders of Pacific Gas and Electric Company's first preferred stock (the "Pacific Gas and Electric Company Preferred Stock") who elect to participate in the Plan ("Participants") with a simple and convenient method of reinvesting their cash dividends in shares of PG&E Corporation's common stock (the "Common Stock").

2.   What are the advantages of the Plan?

          The Plan offers Participants the following advantages:

          1. Cash dividends on Participants' shares of PG&E Corporation common and/or preferred stock and/or Pacific Gas and Electric Company Preferred Stock are automatically reinvested in Common Stock.

          2. Dividends payable on all shares of Common Stock held under the Plan (the "Plan Shares") are automatically reinvested in additional shares of Common Stock for the Participants.

          3. Periodic statements regarding purchase of shares and other activities provide the Participants with simplified record-keeping.

          4. Participants can avoid the cumbersome safekeeping of certificates for shares of Common Stock.

          5. PG&E Corporation pays all administrative costs associated with purchases made under the Plan.

          6. Participants who hold fewer than 100 shares of Common Stock in their Plan account at the time they close their account can, at their option, sell the shares of Common Stock in their Plan account back to PG&E Corporation in lieu of receiving their shares in certificate form.

AGREEMENT

          Your participation in the Plan is subject to the terms and conditions as set forth in this Prospectus. By enrolling in the Plan, you agree to abide by these terms and conditions.

ADMINISTRATION

3.   Who administers the Plan for Participants?

          Pacific Gas and Electric Company administers the Plan on behalf of PG&E Corporation and as agent for the Participants.

Pacific Gas and Electric Company keeps a continuing record of Participants' accounts, provides Participants with regular statements and performs other duties relating to the Plan. Common Stock purchased under the Plan is registered in the name of Pacific Gas and Electric Company as agent for the Participants.

          All notices, inquiries and requests concerning the Plan should be directed to:

                    PACIFIC GAS AND ELECTRIC COMPANY
                    SHAREHOLDER SERVICES
                    Mail Code B26B
                    P.O. Box 770000
                    San Francisco, CA  94177-0001

          The Shareholder Services Department maintains a toll-free number:
1-800-367-7731.

PARTICIPATION

4.   Who is eligible to participate?

          All registered holders of PG&E Corporation's common and/or preferred stock and/or Pacific Gas and Electric Company Preferred Stock are eligible to participate in the Plan. Persons who are beneficial owners but not registered holders (i.e., those whose shares are held for them and registered in names other than their own, such as in the names of brokers, bank nominees or trustees) and who wish to participate in the Plan would be required to transfer some or all of their shares into their own name.

ENROLLMENT

5.   How does an eligible shareholder participate in the Plan?

          As part of the Merger, the participants in Pacific Gas and Electric Company's Dividend Reinvestment Plan automatically became Participants in the Plan. Accordingly, no action is required of current Participants to continue their participation in the Plan.

          An eligible shareholder who is not currently participating may enroll in the Plan by signing an Authorization Form and returning it to the address specified under Question 3 or by telephoning the Shareholder Services Department at the toll-free number specified under Question 3. Eligible shareholders also may enroll by providing written instructions in a letter signed and dated by the registered holder(s) stating that they wish to enroll in the Plan under one of the options listed under Question 7. Authorization Forms may be obtained at any time from the Shareholder Services Department at the address specified under Question 3 or by telephoning the number specified under Question 3.

6.   When may an eligible shareholder join the Plan?

          An eligible shareholder may enroll in the Plan at any time. An Authorization Form will be automatically sent to all new registered shareholders. (See Questions 4 and 5.)

7.   What does the Authorization Form provide?

          The Authorization Form provides for the purchase of Common Stock through the following enrollment options offered under the Plan:

          REINVEST COMMON STOCK DIVIDENDS -- Reinvest cash dividends on all shares of Common Stock registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of Common Stock.

          REINVEST PACIFIC GAS AND ELECTRIC COMPANY PREFERRED STOCK DIVIDENDS -- Reinvest cash dividends on all shares of Pacific Gas and Electric Company's Preferred Stock registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of Pacific Gas and Electric Company Preferred Stock (of all series).

          REINVEST PG&E CORPORATION'S PREFERRED STOCK DIVIDENDS/1/ -- Reinvest cash dividends on all shares of PG&E Corporation's preferred stock registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of the PG&E Corporation's preferred stock (of all series).

          REINVEST COMMON AND PREFERRED STOCK DIVIDENDS -- Reinvest cash dividends on all shares of Common Stock and Pacific Gas and Electric Company Preferred Stock (of all series) registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of those classes.

8. When must the authorization be received by the Shareholder Services Department in order to begin reinvesting dividends?

          To begin participation in the Plan for reinvestment of a particular cash dividend, the Shareholder Services Department should receive a shareholder's Authorization Form or written or telephone enrollment authorization on or before the record date for that dividend. If the authorization is received after the record date for a particular dividend, the Shareholder Services Department may not be able to ensure reinvestment of such dividend. If the authorization is not received in time for reinvestment of a particular dividend, that dividend will be paid in cash and reinvestment will begin with the dividend, as declared, for the following quarter.

----------
/1/If and when PG&E Corporation issues shares of its preferred stock, this enrollment option will be added to the Authorization Form.

 9.  How may a Participant change enrollment options under the Plan?

          A Participant in the Plan may change enrollment options by providing instructions in writing or by telephone to the Shareholder Services Department at the address and telephone number specified under Question 3.

INVESTMENT DATE

10.  When will purchases of Common Stock under the Plan be made?

          Cash dividends on shares for which dividend reinvestment is authorized and on shares of Common Stock credited to Participants' accounts under the Plan will be automatically reinvested as of the dividend payment date to purchase shares of Common Stock.

PURCHASES AND PRICE OF SHARES

11.  What will be the price of the Common Stock purchased under the Plan?

          The price paid for shares of Common Stock purchased under the Plan will be the average of the daily high and low sales prices for Common Stock on the composite tape, as recorded in the Western Edition of The Wall Street Journal (subject to verification), for the period of five New York Stock Exchange trading days ending on the eighth day of the month or, if such day is not a business day, on the business day next preceding the eighth (the "Pricing Date").

          Shares of Common Stock purchased for Participants will come from Common Stock reserved for issuance under the Plan or will be purchased on the open market.

12.  How many shares of Common Stock will be purchased for Participants?

          Each Participant's account will be credited with that number of shares of Common Stock, including fractions computed to three decimal places, equal to the dollar amounts to be invested divided by the applicable purchase price.
(See Question 11.) The number of shares to be purchased with cash dividends cannot be determined until the day after the Pricing Date. A Participant's account will be credited with dividends on fractional shares. Cash dividends on all shares credited to a Participant's account under the Plan will be automatically reinvested to purchase additional shares of Common Stock.

INVESTMENT INFORMATION FURNISHED TO PARTICIPANTS

13.  What investment information will be sent to Participants in the Plan?

          Within 15 days after each investment date, the Shareholder Services Department will mail to each Participant for whom cash dividends were reinvested a statement showing any cash dividends received and reinvested, the number of shares of Common Stock purchased, the price paid per share, and a history of the transactions for the current calendar year, including the applicable investment dates. The statement will also show the number of shares of PG&E Corporation's common and/or preferred stock and/or Pacific Gas and Electric Company Preferred Stock held of record by the Participant and enrolled in the Plan on the dividend record date, and/or the number of Plan Shares held of record for the Participant by Pacific Gas and Electric Company. From time to time, the Shareholder Services Department will mail to Participants any information necessary to update the material contained in this Plan Prospectus.

CUSTODY OF SHARES

14. Will certificates be issued for shares of Common Stock purchased under the Plan?

          Certificates for shares of Common Stock purchased under the Plan will not be issued to Participants unless requested. This protects against loss, theft or destruction of stock certificates. However, Participants may request that certificates be issued and delivered to them for all or a portion of their whole Plan Shares. Requests for issuance of certificates may be made by writing to or telephoning the Shareholder Services Department at the address and telephone number specified in Question 3. The stub on a Participant's Plan account statement may be used for this purpose.

          NOTE: If the Participant is reinvesting dividends only on shares of Common Stock purchased under the Plan and/or PG&E Corporation's preferred shares and/or Pacific Gas and Electric Company Preferred Stock and the Participant requests that certificates be issued for all or some of the shares purchased under the Plan, then the dividends on those shares will not be reinvested unless specifically authorized by the Participant at that time.

          As an added safeguard, Participants may elect to have Pacific Gas and Electric Company hold any common stock certificates evidencing shares on which dividends are being currently reinvested under the Plan. Upon receipt of such certificates, the Shareholder Services Department will transfer the registration and credit the Participant's Plan account. Participants who elect this option should mail their unendorsed certificates to the Shareholder Services Department with written instructions signed and dated by the registered holder(s) stating that they wish to deposit their certificates in the Plan. The stub on a Participant's Plan account statement may be used for this purpose.

          It is suggested that Participants use registered mail when sending stock certificates, declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificates should they be lost in the mail.

15.  In whose name will the certificates be registered?

          Shares of Common Stock purchased under the Plan will be registered in the name of Pacific Gas and Electric Company, as agent for Participants in the Plan.

          Plan accounts are maintained in the names in which the Participants' stock was registered at the time the stock was enrolled in the Plan. Certificates for whole Plan Shares will be registered in the same manner when they are issued. However, Participants may transfer their whole Plan Shares, when issued, into names other than their own by submitting to the Shareholder Services Department a stock power or assignment form signed by all registered holders, with all signatures Medallion guaranteed by a bank, securities dealer or other financial institution. Signature acknowledgments by a Notary Public and non-Medallion signature guarantees are not acceptable. Assignment forms may be obtained from the Shareholder Services Department at the address specified under Question 3 or by telephoning the number specified under Question 3. The stub on a Participant's Plan account statement may be used for this purpose.


          Shares credited to a Participant's Plan account may not be pledged as collateral or sold unless the shares are first withdrawn from the Plan.

          Dividends from one shareholder's account cannot be credited to the Plan account of another shareholder.

TERMINATION OF PLAN PARTICIPATION

16.  How is participation in the Plan terminated?

          In order to terminate participation in the Plan, a Participant must submit a request in writing or by telephone to the Shareholder Services Department at the address and telephone number specified under Question 3. The stub on a Participant's Plan account statement may be used for this purpose. When participation in the Plan is terminated, a certificate for the number of whole shares credited to the Participant's account under the Plan will be issued and a cash payment will be made for the value of any fraction of a share, unless the Participant holds fewer than 100 shares of Common Stock in his or her account at the time participation is terminated and elects to sell those shares back to PG&E Corporation (as described below). Cash payment for any fraction of a share will be made on the basis of the closing price for the Common Stock on the composite tape, as recorded in the Western Edition of The Wall Street Journal (subject to verification), on the day preceding the receipt by the Shareholder Services Department of the Participant's termination request. If the New York Stock Exchange is closed on the day preceding receipt of the notice, then the closing price for the next preceding trading day will be used for determining the amount of any such cash payment.

          PG&E Corporation or Pacific Gas and Electric Company may, at its own discretion, terminate a Participant's Plan account if the account contains less than one full share for more than six months and the Participant is not reinvesting the dividends on any shares registered in the Participant's name. Participation in the Plan also may be terminated when the Shareholder Services Department is notified of the death of a Participant.

          A Participant who holds fewer than 100 shares of Common Stock in his or her Plan account upon termination of participation in the Plan has the option of selling those shares back to PG&E Corporation in lieu of receiving those shares in certificate form. The price to be paid for shares sold back to PG&E Corporation will be determined using the same method used to determine the cash payment made for the value of any fraction of a share. No brokerage commissions or other charges will be payable by Participants who elect to sell their shares back to PG&E Corporation. In order to sell Plan Shares back to PG&E Corporation, Participants must either telephone the Shareholder Services Department at the number specified in Question 3 or submit one of the following documents:

          1. A letter signed by any Participant requesting termination of participation in the Plan and sale of Plan Shares back to PG&E Corporation; provided, however, that the Shareholder Services Department may in its discretion require signatures by all owners of the Plan Shares; or

          2. The stub portion of a Participant's Plan account statement with the appropriate box checked.

17.  When may participation in the Plan be terminated?

          Participation in the Plan may be terminated at any time. A written or telephone request for termination should be received by the Shareholder Services Department on or before the record date for a particular dividend in order to ensure that the termination will be effective for that dividend. If the termination is not effective for a particular dividend, that dividend will be reinvested in Common Stock and participation will be terminated thereafter.

REJOINING THE PLAN

18.  May a shareholder rejoin the Plan?

          Generally, an eligible shareholder may again become a Participant at any time. However, PG&E Corporation and Pacific Gas and Electric Company reserve the right to reject any enrollment authorization from a previous Participant on the grounds of excessive joining and terminating. This is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service. Eligible shareholders may re-enroll in the Plan in the manner described in Question 5.

COSTS

19.  Are there any expenses to Participants in connection with the Plan?

          Participants are able to reinvest dividends under the Plan without paying brokerage commissions or the administrative costs of the Plan. In addition, Participants who hold fewer than 100 shares of Common Stock in their Plan account upon termination of their participation in the Plan may sell their shares back to PG&E Corporation without paying any brokerage commissions or other charges. (See Question 16.)

FEDERAL INCOME TAX CONSEQUENCES

20.  What are the federal income tax consequences of participation in the Plan?

          (a) Generally. Shareholders who participate in the Plan will have the same federal income tax consequences, with respect to dividends payable to them or for their account, as any other holder of PG&E Corporation's common stock and/or preferred stock and/or Pacific Gas and Electric Company Preferred Stock. Participants will be treated for federal income tax purposes as having received, on the dividend payment date of each quarter, a dividend equal to the full amount of the cash dividend payable for that quarter with respect to both their directly held shares and Plan Shares, even though that amount is not actually received by them in cash but, instead, is applied to the purchase of additional shares for their account. For tax reporting purposes, PG&E Corporation and/or Pacific Gas and Electric Company will mail to each Participant a tax information Form 1099-DIV showing dividends paid to the Participant's account during the calendar year. The Form 1099-DIV is normally mailed by the end of January of the following year.

          (b) Withdrawal of shares or termination of Plan participation. Participants will not realize any taxable income when they receive certificates for whole shares credited to their account under the Plan, either upon their request for certificates for some of those shares or upon termination of their Plan participation. However, Participants who receive, upon termination of their Plan participation, a cash payment for a fractional share credited to their account or for shares repurchased by PG&E Corporation will realize a taxable gain or loss. Gain or loss will also be realized by Participants when whole shares are sold after withdrawal from the Plan. The amount of any such gain or loss will be the difference between the amount which a Participant receives for his or her shares or fractional share, and the Participant's tax basis therefor. PG&E Corporation will mail a tax information Form 1099-B to each Participant who receives a cash payment of $20 or more upon termination of his or her Plan participation. The Form 1099-B is normally mailed by the end of January of the following year.

          FOR DETAILS OF TAX CONSEQUENCES, PARTICIPANTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS.

21. What provision is made for foreign Participants whose dividends are subject to income tax withholding?

          In the case of those foreign Participants whose dividends are subject to United States income tax withholding, the amount of the tax applicable to dividends authorized for reinvestment will be deducted from those dividends and the balance will be reinvested. Statements of account for these foreign Participants will indicate the amount of tax withheld.

OTHER INFORMATION

22. What happens if PG&E Corporation issues a stock dividend or declares a stock split?

          Any shares of Common Stock distributed as a result of a stock dividend or stock split by PG&E Corporation on shares of Common Stock credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or split shares distributed on shares of Common Stock registered in the name of the Participant will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

23.  How will a Participant's shares be voted at meetings of shareholders?

          Plan Shares will be voted by PG&E Corporation as the shareholder directs. Participants will receive one proxy covering both their Plan Shares and any shares of PG&E Corporation's Common Stock and/or preferred stock registered in their own name which will be voted in accordance with their proper instructions. If a properly signed proxy is returned without specific voting instruc tions, all of the Participant's Plan Shares and any shares of PG&E Corporation's Common Stock and/or preferred stock registered in the Participant's name will be voted in accordance with the recommenda tions of PG&E Corporation's management. If the proxy is not returned, the Participant's Plan Shares and any shares of PG&E Corporation's Common Stock and/or preferred stock registered in the

Participant's name will not be voted by PG&E Corporation. Participants who have shares of Pacific Gas and Electric Company Preferred Stock registered in their name will receive a separate proxy from Pacific Gas and Electric Company covering those shares.

24.  May the Plan be changed or discontinued?

          Although PG&E Corporation hopes to continue the Plan indefinitely, PG&E Corporation reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to any provision of the Plan. Any such suspension, termination or modification will be announced to Participants prior to its effective date.

25. What are the responsibilities of PG&E Corporation and Pacific Gas and Electric Company under the Plan?

          In acting under the terms and conditions of the Plan as set forth in this Prospectus, PG&E Corporation and Pacific Gas and Electric Company shall not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon the Participant's death prior to receipt by the Shareholder Services Department of written notice of such Participant's death. In addition, PG&E Corporation and Pacific Gas and Electric Company shall not be liable with respect to the prices at which shares are purchased for a Participant's Plan account or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchases of shares by PG&E Corporation.


                                USE OF PROCEEDS

          The net proceeds to be received from the sale of the Common Stock offered by this Prospectus will become a part of the treasury funds of PG&E Corporation and will be applied to capital expenditures and to the redemption, repayment or repurchase of outstanding indebtedness or Common Stock.


                          DESCRIPTION OF CAPITAL STOCK

          The following is a brief summary of certain of the provisions contained in PG&E Corporation's Restated Articles of Incorporation (the "Restated Articles") with respect to its Common Stock. A copy of the Restated Articles has been incorporated by reference as an exhibit to the Registration Statement. The following summary does not purport to be complete and reference is made to the Restated Articles for a full and complete statement of such provisions.

          As of November 30, 1996 and prior to the Merger, there were issued and outstanding 411,291,392 shares of Pacific Gas and Electric Company's Common Stock. Pacific Gas and Electric

Company's first preferred stock consists of three series of nonredeemable shares (a 6% series of 4,211,662 shares, a 5.50% series of 1,173,163 shares and a 5% series of 400,000 shares, all of which were outstanding on November 30, 1996) and 69,215,175 authorized redeemable shares of which 15,797,404 shares were outstanding on November 30, 1996. PG&E Corporation's Restated Articles of Incorporation authorize the issuance of 800,000,000 shares of PG&E Corporation Common Stock and 85,000,000 shares of preferred stock of PG&E Corporation (the "PG&E Corporation Preferred Stock"). Immediately following the Merger, the number of outstanding shares of PG&E Corporation's Common Stock will be the same as the number of outstanding shares of Pacific Gas and Electric Company's common stock immediately prior to the Merger and no shares of PG&E Corporation Preferred Stock will be outstanding. Under California law and the Restated Articles, shares of PG&E Corporation's Common Stock and PG&E Corporation Preferred Stock may be issued by PG&E Corporation from time to time upon such terms and for such consideration (and, as to preferred stock, having such rights, preferences, privileges, and restrictions) as may be determined by PG&E Corporation's Board of Directors. Such further issuances, up to the aggregate amounts authorized by the Restated Articles, will not require authorization from the California Public Utilities Commission or approval by the shareholders. Under current provisions of the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder, issuance of PG&E Corporation Preferred Stock may be restricted.

DIVIDEND RIGHTS

          Subject to any prior rights or preferences of any PG&E Corporation Preferred Stock outstanding, holders of Common Stock are entitled to dividends when and as declared out of funds legally available therefor.

          PG&E Corporation anticipates paying dividends, if declared, on Common Stock on the 15th day of January, April, July and October for the quarterly periods ending on the last day of the preceding calendar month.

LIQUIDATION RIGHTS

          Upon liquidation or dissolution of PG&E Corporation at any time or in any manner, subject to any prior rights or preferences of any PG&E Corporation Preferred Stock outstanding, the remaining assets of PG&E Corporation shall be distributed to the holders of Common Stock in proportion to their shareholdings.

NON-ASSESSABILITY; VOTING RIGHTS; NO PREEMPTIVE OR CONVERSION RIGHTS

          All shares of PG&E Corporation are fully paid and non-assessable, and have full voting rights. No shareholder of PG&E Corporation is entitled to cumulate his or her voting power in the election of directors. No shares now outstanding or being offered have any preemptive rights or rights to convert such shares into shares of any other class or series of capital stock of PG&E Corporation.

FAIR PRICE AMENDMENT

          Under certain circumstances, the "Fair Price Amendment" to PG&E Corporation's Articles of Incorporation requires the affirmative vote of at least 75% of the outstanding stock of PG&E Corporation for approval of any business combination between PG&E Corporation or any of its subsidiaries and any person or entity holding 5% or more of PG&E Corporation's outstanding stock (a "Related Person"). Business combinations for this purpose include mergers, sales to or purchases from the Related Person of assets of $100 million or more, issuance or transfer to the Related Person of securities of PG&E Corporation or any of its subsidiaries worth $100 million or more, a recapitalization of PG&E Corporation or any other transaction that would increase the voting power of the Related Person, or a merger with a subsidiary which would eliminate the Fair Price Amendment from the Articles. The 75% vote will not be required if (i) the Related Person seeking a business combination gives all holders of stock a price per share in cash or property having a fair market value meeting certain defined minimum price criteria and certain specified procedural requirements are satisfied, or (ii) the business combination is approved by a majority of disinterested directors of the Board of Directors.


                                    EXPERTS

          The financial statements and schedule included or incorporated by reference in Pacific Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus and the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL OPINIONS

          The legality of the Common Stock and all legal matters in connection therewith will be passed upon by Bruce R. Worthington, Esq., Senior Vice President and General Counsel of Pacific Gas and Electric Company. The statements in this Prospectus involving matters of law have been reviewed by Mr. Worthington and are made on his authority. Mr. Worthington and his associates in Pacific Gas and Electric Company's Law Department who will participate in consideration of legal matters relating to the Common Stock, together with members of their respective families, own in the aggregate approximately 2,100 shares of Common Stock, and have received options to purchase approximately 68,100 shares of Common Stock.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of expenses (all but the first two items listed are estimates) of the registrant in connection with the issuance and sale of the stock being registered.

     S.E.C. registration fee.............   $ 72,152
     California Public Utilities
       Commission fee....................    164,000
     Listing on stock exchanges..........     76,000
     Public accountants' fee.............      8,000
     Printing prospectus.................     25,000
     Postage, air mail and air freight...     30,000
     Miscellaneous.......................      7,348
                                            --------
         Total...........................    382,500
                                            ========

Item 15.  Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code and Article SIXTH of the registrant's Articles of Incorporation provide for indemnification of the registrant's directors and officers under certain circumstances. The registrant's Board of Directors has adopted a resolution regarding the registrant's policy of indemnification and the registrant maintains insurance which insures directors and officers of the registrant against certain liabilities.

Item 16.  Exhibits.

2.0 Agreement of Merger (incorporated by reference to Exhibit 2 to the registrant's Registration Statement on Form S-4, Reg. No. 333-1103).

4.1 Articles of Incorporation of PG&E Parent Co., Inc. (incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-4, Reg. No. 333-1103).

4.2 By-Laws of PG&E Parent Co., Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Registration Statement on Form S-4, Reg. No. 333-1103).

5.1  Opinion of Bruce R. Worthington, Esq.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Bruce R. Worthington, Esq. is included in Exhibit 5.1.

Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 5th of December, 1996.

                                               PG&E Parent Co., Inc.
                                                    (Registrant)


                                               By       BRUCE R. WORTHINGTON
                                                  ------------------------------
                                                        BRUCE R. WORTHINGTON



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                       Title                  Date
             ---------                       -----                  ----
A.   Principal Executive Officer

       BRUCE R. WORTHINGTON                President            December 5, 1996
     ---------------------------
       BRUCE R. WORTHINGTON

B.   Principal Financial Officer
     and Principal Accounting Officer

       BRUCE R. WORTHINGTON                Treasurer            December 5, 1996
     ---------------------------
       BRUCE R. WORTHINGTON

C.   Majority of the Board
     of Directors

       BRUCE R. WORTHINGTON                Sole Director        December 5, 1996
     ---------------------------
       BRUCE R. WORTHINGTON

                                 EXHIBIT INDEX


2.0 Agreement of Merger (incorporated by reference to Exhibit 2 to the registrant's Registration Statement on Form S-4, Reg. No. 333-1103).

4.1 Articles of Incorporation of PG&E Parent Co., Inc. (incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-4, Reg. No. 333-1103).

4.2 By-Laws of PG&E Parent Co., Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Registration Statement on Form S-4, Reg. No. 333-1103).

5.1  Opinion of Bruce R. Worthington, Esq.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Bruce R. Worthington, Esq. is included in Exhibit 5.1.